Exhibit 4.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

CORBUS PHARMACEUTICALS HOLDINGS, INC. 2026 INDUCEMENT AWARD PLAN

This Restricted Stock Unit Award Agreement (this “Agreement” or “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), and the individual named in Exhibit A hereto (the “Awardee”).

WHEREAS, as an inducement for the Awardee to accept employment with the Company and to encourage and incentivize the Awardee to use the Awardee’s best efforts to drive the success and growth of the Company, the Company desires to award the Awardee Restricted Stock Units pursuant to the Corbus Pharmaceuticals Holdings, Inc. 2026 Inducement Award Plan (the “Plan”);

NOW, THEREFORE, the following provisions apply to this Award:

1. Award. The Company hereby awards the Awardee the number of Restricted Stock Units (each an “RSU” and collectively the “RSUs”) set forth in Exhibit A. Such RSUs shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2. Vesting. Except as otherwise provided in this Agreement, the RSUs shall vest in accordance with the vesting schedule set forth in Exhibit A, provided that the Awardee remains in Continuous Service through the applicable vesting date.

For each RSU that becomes vested in accordance with this Agreement, the Company shall issue and deliver to Awardee one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Such shares shall be issued and delivered as soon as administratively feasible following the vesting date of each such RSU, but in no event later than 60 days following the vesting date of each such RSU. Except as provided above, in the event that the Awardee ceases to be in Continuous Service, any RSUs that have not vested as of the date of such cessation of service shall be forfeited.

3. No Rights as Stockholder. The Awardee shall not be entitled to any of the rights of a stockholder with respect to any share of Common Stock that may be acquired following vesting of an RSU unless and until such share of Common Stock is issued and delivered to the Awardee. Without limitation of the foregoing, the Awardee shall not have the right to vote any share of Common Stock to which an RSU relates and shall not be entitled to receive any dividend attributable to such share of Common Stock for any period priot to the issuance and delivery of such share to Awardee.

4. Transfer Restrictions. Neither this Agreement nor the RSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee.

5. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

[6. Withholding Taxes.

(a) General. The Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, the statutory amount required to satisfy all federal, state and local income tax withholding requirements and the Awardee’s share of applicable employment withholding taxes in connection with the issuance and deliverance of shares of Common Stock following vesting of RSUs, in compliance with the Plan. No shares of Common Stock shall be issued with respect to RSUs unless and until satisfactory arrangements acceptable to the Company have been made by the Awardee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to the RSUs. In satisfaction of such tax withholding obligations and in accordance with the Sell to Cover Election below, Awardee hereby irrevocably elects to sell a portion of the shares of Common Stock to be delivered pursuant to Section 2 hereof necessary in order to satisfy minimum tax withholding obligations and Awardee agrees to execute any letter of instruction or agreement required by the Company’s transfer agent or stock plan administrator (together with any other party the Company determines necessary to execute the Sell to Cover Election, the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy such minimum tax withholding obligations directly to the Company or its affiliates. The Company may refuse to issue or deliver the shares of Common Stock unless all withholding taxes that may be due as a result of this Award have been paid.

(b) Sell to Cover Election. Awardee hereby affirmatively elects (the “Sell to Cover Election”) to sell that number of shares of Common Stock determined in accordance with Section 6(a) above with respect to any taxable event(s) arising in connection with the RSUs and to allow the Agent to pay the cash proceeds of such sale(s) to the Company (or the Company’s delegate) for remittance to the appropriate taxing authorities. In furtherance of the Sell to Cover Election, Awardee hereby:

i.   Appoints the Agent as Awardee’s agent and authorizes the Agent to (1) sell on the open market at the then prevailing market price(s), on Awardee’s behalf, as soon as practicable on or after the shares of Common Stock are issued upon the vesting of the RSUs, that number (rounded up to the next whole number) of such shares so issued necessary to generate proceeds to cover (x) applicable tax withholding obligations incurred with respect to such vesting or issuance and (y) all applicable fees and commissions due to, or required to be collected by, the Agent and (2) apply any remaining funds to Awardee’s federal, state, local and foreign income and employment withholding taxes.

ii.  Authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to clause (i) above.

iii.   Understands that the Agent may conduct the sales as provided in clause (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to Awardee’s account. In addition, Awardee acknowledges that it may not be possible to sell shares of Common Stock as provided by clause (i) above due to (1) a legal or contractual restriction applicable to Awardee or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the shares of Common Stock may be traded. Awardee further agrees and acknowledges that in the event the sale of shares of Common Stock would result in material adverse harm to the Company, as determined by the Company in its sole discretion, the Company may instruct the Agent not to sell shares of Common Stock as provided by subsection (i) above. In the event of the Agent’s inability to sell shares of Common Stock, Awardee will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in clause (i) above.

iv.   Acknowledges that regardless of any other term or condition of this section, neither the Company nor the Agent will be liable to Awardee for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its or their reasonable control.

v.  Agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this section. The Agent is a third-party beneficiary of this section.

vi.   This section will terminate not later than the date on which all tax withholding obligations arising in connection with the vesting or settlement of the RSUs have been satisfied.

vii. Represents and warrants that on the date hereof Awardee (a) is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, (b) is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of shares of Common Stock effected by the Agent pursuant to this Agreement, and (c) is entering into this Agreement and this election to “sell to cover” in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act. It is Awardee’s intent that this election to “sell to cover” comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.]

7. Investment Purpose. Any and all shares of Common Stock acquired by the Awardee under this Agreement will be acquired for investment for the Awardee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Awardee shall not sell, transfer or otherwise dispose of such shares unless they are either (1) registered under the Securties Act and all applicable state securities laws, or (2) exempt from such registration in the opinion of Company counsel.

8. Securities Law Restrictions. Regardless of whether the offering and sale of shares of Common Stock issuable to Awardee pursuant to this Agreement and the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

9. Lock-Up Agreement. The Awardee, in the event that any shares of Common Stock which become deliverable to Awardee with respect to RSUs at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Awardee shall agree to restrictions on transferability of the shares of such Common Stock comparable to the restrictions agreed upon by such directors or officers of the Company.

10. Awardee Obligations. The Awardee should review this Agreement with his or her own tax advisors to understand the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Awardee will rely solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee. The Awardee (and not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

11. No Guarantee of Continued Service. The Awardee acknowledges and agrees that (i) nothing in this Agreement or the Plan confers on the Awardee any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way the Awardee’s right or the Company’s right to terminate the Awardee’s employment, service, or consulting relationship at any time, with or without cause, subject to any employment or service agreement that may have been entered into by the Commpany and the Awardee; and (ii) the Company would not have granted this Award to the Awardee but for these acknowledgements and agreements.

12. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Awardee at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

13. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire Agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and except as provided in the Plan or in this Agreement, may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. In the event of any conflict between this Award Agreement and the Plan, the Plan shall be controlling. This Award Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

14. Opportunity for Review. Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Awardee has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement. The Awardee further agrees to notify the Company upon any change in Awardee’s residence address.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

16. Section 409A Compliance. To the extent that this Agreement and the award of RSUs hereunder are or become subject to the provisions of Section 409A of the Code, the Company and the Awardee agree that this Agreement may be amended or modified by the Company, in its sole discretion and without the Awardee’s consent, as appropriate to maintain compliance with the provisions of Section 409A of the Code.

17. Recoupment. Notwithstanding anything to the contrary in this Agreement, the shares of Common Stock (“Shares”) issued under this Agreement, and all amounts that may be received by you in connection with any disposition of any such Shares shall be subject to applicable recoupment, “clawback” and similar provisions under law, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time in order to comply with the Dodd–Frank Wall Street Reform and Consumer Protection Act or other applicable law.

18. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Awardee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Awardee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Awardee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in Exhibit A.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By:________________________________

Name:

Title:

AWARDEE

___________________________________

Name:

EXHIBIT A

CORBUS PHARMACEUTICALS HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(a). Awardee’s Name:

(b). Award Date: _______________________

(c). Number of Restricted Stock Units Granted:

(d). Vesting Schedule:

_______ (Initials)

Awardee

_______ (Initials)

Company Signatory